EXHIBIT 99.1

Immunomedics Announces Fiscal 2010 Results

MORRIS PLAINS, N.J., Aug. 26, 2010 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company primarily focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases, today reported financial results for the fourth quarter and fiscal year ended June 30, 2010. The Company also highlighted recent key developments and planned activities for its clinical pipeline.

Fourth Quarter and Fiscal Year 2010 Results

The Company reported revenues of $6.1 million and net income of $0.7 million, or $0.01 per share, for the fourth quarter of fiscal year 2010, which ended June 30, 2010. This compares to revenues of $8.3 million and net income of $0.9 million, or $0.01 per share, for the same period last year. The decrease in revenues this quarter was primarily due to a decrease in revenue from the Company's License and Collaboration Agreement with Nycomed. Increased clinical trial activities resulted in higher research and development expenses this quarter.  A lower impairment charge on auction rate securities (ARS), as compared to the same period last year, and reductions in our tax obligations have partially offset the revenue shortfall and increased spending.

For fiscal year 2010, the Company reported revenues of $60.9 million and net income of $37.0 million, or $0.49 per share. This compares to revenues of $30.0 million and net income of $2.3 million, or $0.03 per share, for fiscal year 2009. The increase in revenues this fiscal year was primarily the result of recording license fee revenue of $31.1 million for the UCB Agreement and a $1.0 million increase in NIH grant awards. There was no licensing fee revenue from the UCB Agreement recorded in the last fiscal year. A $2.3 million lower impairment charge and gains on the sales and redemptions of ARS also contributed to the improvement in net income in fiscal 2010.

As of June 30, 2010, the Company had $29.5 million in cash and cash equivalents.

"We are pleased our cash position this quarter has improved with the second milestone payment from Nycomed and the sale of one of our ARS," commented Gerard G. Gorman, Senior Vice President, Finance and Business Development, and Chief Financial Officer. "Increased spending for research and development and clinical trial activities is expected to raise our level of cash expenditure for fiscal year 2011, however, we expect to maintain our cash burn in the range of $20 to $22 million.  The Company continues to look for funding alternatives, including out-licensing arrangements, to further clinical developments, including the initiation of a Phase III registration trial of veltuzumab in non-Hodgkin's lymphoma," he added.

Key developments and future planned activities:

Epratuzumab

  Results from UCB's Phase IIb EMBLEM™ study in patients with lupus were reported by clinical investigators at the EULAR 2010 Annual European Congress of Rheumatology and the 9th International Congress on Systemic Lupus Erythematosus. Data showed that all epratuzumab treatment groups had higher responder rates than placebo with the groups receiving a cumulative dose of 2400mg of epratuzumab produced responder rates twice those of placebo. (For more information, please refer to the Company's press release at www.immunomedics.com/news_pdf/2010_PDF/PR06162010.pdf)
  UCB has announced they will initiate two Phase III clinical trials of epratuzumab in patients with lupus in the second half of calendar year 2010.

Veltuzumab

  Second milestone payment was received from Nycomed for reaching a clinical milestone related to the rheumatoid arthritis program.
  Nycomed is planning to initiate a Phase II study of the subcutaneous formulation of veltuzumab in patients with rheumatoid arthritis during the second half of calendar year 2010.

Clivatuzumab tetraxetan

  Updated results from the ongoing Phase Ib/II study of fractionated yttrium-90-labeled clivatuzumab tetraxetan in combination with gemcitabine for patients with inoperable, advanced pancreatic cancer were presented at the 2010 American Society of Clinical Oncology Annual Meeting. (Please refer to the Company's press release at www.immunomedics.com/news_pdf/2010_PDF/PR06072010.pdf for more information)

Milatuzumab

  The first clinical trial of the doxorubicin-conjugated milatuzumab is currently enrolling patients with multiple myeloma.
  The Company received an additional patent protection that covers any humanized antibodies that compete for binding to CD74 with milatuzumab, or bind to the same epitope as milatuzumab.

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel Dock-and-Lock (DNL) methodology with us for making fusion proteins and multifunctional antibodies, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. We believe that our portfolio of intellectual property, which includes approximately 150 patents issued in the United States and more than 375 other patents issued worldwide, protects our product candidates and technologies. For additional information on us, please visit our website at www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partners for the further development of epratuzumab for autoimmune indications and veltuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets

	June 30,	June 30,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$ 29,533,230	$ 27,390,778
Auction rate securities - current	957,000	--
Accounts receivable, net of allowance for doubtful accounts	428,574	702,021
Inventory	534,709	232,920
Other receivables	766,441	1,128,835
Prepaid expenses	449,809	375,934
Other current assets	329,928	396,293
	32,999,691	30,226,781

Property and equipment, net	4,327,801	5,079,354
Auction rate securities - non current	8,222,154	17,458,349
Value of life insurance policies	542,463	486,428
Other long-term assets	30,000	30,000

	$ 46,122,109	$ 53,280,912

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and other accrued expenses	$ 4,424,216	$ 4,746,286
Deferred revenue - current	--	45,685,385
Other liabilities	979,278	872,700
Stockholders' equity	40,718,615	1,976,541

	$ 46,122,109	$ 53,280,912

Condensed Consolidated Statements of Operations

	Three Months Ended		Year Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenues:
Product sales	$ 498,316	$ 902,141	$ 3,146,497	$ 3,538,883
License fee and other revenues	5,000,000	7,272,000	55,685,385	25,509,000
Research & development	615,954	122,417	2,098,460	972,883

Total Revenues	$ 6,114,270	8,296,558	60,930,342	30,020,766

Costs and Expenses	6,759,993	5,852,666	26,997,211	27,538,477

Operating Income (Loss)	(645,723)	2,443,892	33,933,131	2,482,289

Interest and Other Income	867,972	(1,436,569)	1,834,210	(1,108,982)

Income before Income Tax Benefit (Expense)	222,249	1,007,323	35,767,341	1,373,307

Income Tax Benefit (Expense)	522,298	(152,628)	1,228,885	900,386

Net Income	$ 744,547	$ 854,695	$ 36,996,226	$ 2,273,693

Net Income per Common Share:
Basic	$ 0.01	$ 0.01	$ 0.49	$ 0.03
Diluted	$ 0.01	$ 0.01	$ 0.49	$ 0.03

Weighted average number of common shares outstanding:
Basic	75,237,261	75,137,831	75,200,866	75,125,067
Diluted	75,957,236	76,095,546	75,994,190	76,082,782
CONTACT:  Immunomedics, Inc.
          Dr. Chau Cheng, Director, Investor Relations
           & Grant Management
          (973) 605-8200, extension 123
          ccheng@immunomedics.com